                                                                   EXHIBIT 10.24

THIS AGREEMENT made in duplicate as of the 22 day of March, 2006,

BETWEEN:

           MDS NORDION, a division of MDS (Canada) Inc. a corporation incorporated under the laws of Canada having a place of business at 447 March Road, Kanata, Ontario, Canada, K2K 1X8

                                                                     ("Nordion")

AND:

           Molecular Insight Pharmaceuticals, Inc. a corporation incorporated under the laws of the Commonwealth of Massachusetts having place of business at 160 Second Street, Cambridge Massachusetts, 02142, USA

                                                                         ("MIP")

WHEREAS:

I MIP is the owner of certain data, information and technology related to a radiotherapeutic known as Ultratrace I-131 MIBG ("I-131 MIBG") and processes for making the same, which is under development for use in the treatment of neuroendocrine tumours;

II   Nordion has expertise in the development of radiopharmaceutical processes;

III MIP desires that Nordion carry out a feasibility and development program to establish a suitable dose configuration and batch process to support clinical development of I-131 MIBG.

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                                       2


NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the parties hereto agree as follows:

1.   SCOPE AND OBJECT

     The scope and object of this Agreement is to carry out a feasibility and development program to establish a suitable dose configuration and batch process to support clinical development of I-131 MIBG, in accordance with the development responsibilities and obligations attributed to each of the parties as set out in Schedule A (the "Project"), which shall serve as a guideline in carrying out the Project.

2.   TERM

     The Project and this Agreement shall be deemed to have commenced as of the date first written above ("Effective Date") and shall terminate upon the earlier of (i) completion of the Project or (ii) one year after the Effective Date. The parties estimate that the Project will be completed in a period of five (5) to six (6) months after the Effective Date. If either party fails to perform any material obligation under this Agreement, then the non defaulting party may terminate this Agreement upon thirty (30) days prior written notice to the defaulting party, unless the defaulting party remedies the default within the given notice period. The non-defaulting party may pursue any and all remedies it may have in connection with such default and termination.

3.   DEVELOPMENT ACTIVITIES

     Nordion and MIP shall use commercially reasonable efforts to carry out the respective obligations described and attributed in Schedule A, it being understood that some development activities may be delayed to the extent that such activity is based on the performance of or the provision of data, information or technology by the other party. Nordion will notify MIP in writing as soon as reasonably possible of any risk or inability to achieve the deliverables under this

     Agreement, either in whole in part, or by the time set forth on Schedule A. MIP shall, at no cost to Nordion, provide MIBG precursor and reference standard in sufficient quantities to carry out the Project.

     The parties acknowledge and agree that Schedule A may be amended during the course of this Project in order to accommodate unforeseen events and results. All such changes to Schedule A shall be made by written agreement of the parties. If any change to Schedule A materially impacts the scope of work to be provided by Nordion, Nordion will provide a written estimate of the increase in hours, at the rate of ** which must be approved in advance by Molecular Insight Pharmaceuticals. No work on such scope change shall be carried out by Nordion prior to Nordion's receipt of Molecular Insight Pharmaceuticals' written approval of such change.

4.   PAYMENTS

     In consideration of Nordion performing the feasibility and development services under the Project, MIP shall pay Nordion in accordance with the fees set out in Schedule B, within thirty (30) days of receipt of an invoice from Nordion. Such invoice shall, unless otherwise agreed, be payable in United States currency. Nordion acknowledges that MIP has previously paid to Nordion ** which amount shall be credited towards the portion of the facility establishment fee due from MIP to Nordion upon execution of this Agreement.

5.   LICENSE

     MIP hereby grants to Nordion a non-exclusive, non-transferable, royalty-free license for the term of this Agreement only to use the MIP Background Technology that is related to radiolabeling MIBG with I-131 for the limited purpose of assisting Nordion in carrying out its obligations set out in this Agreement.


* confidential treatment requested *

     MIP represents, warrants and covenants that (i) it is the owner or licensee of the MIP Background Technology, (ii) the MIP Background Technology does not, to MIP's best information and belief, infringe any patents, copyright or other industrial or intellectual property rights of third parties, (iii) it has the right to provide the license and right to permit Nordion to use the MIP Background Technology to carry out the Project as contemplated herein, and (iv) it has not received any written notice of a claim or infringement of any patent with respect to such MIP Background Technology.

     MIP shall defend, indemnify and hold Nordion harmless, from and against, any allegations, claims, actions or damages arising from claims of infringement or misappropriation of a third party's copyright, patents, technology or other intellectual property rights resulting from Nordion's use of the MIP Background Technology, or any of it, as provided to Nordion by MIP hereunder. This indemnity shall survive termination or expiration of this Agreement.

6.   OWNERSHIP OF TECHNOLOGY

     (a) "Nordion Background Technology" shall mean all Nordion proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which Nordion owns or uses in performing under this Agreement, or which is licensed to Nordion and which is in existence in the form of a writing, prototype or can otherwise be demonstrated to be the property of Nordion, including but not limited to (i) radiopharmaceutical process development and know-how, (ii) radiolabeling technologies including but not limited to linkers, radiocoating and radioiodination, (iii) radiochemical processing, (iv) radioactive containment systems design, (v) radiopharmaceutical engineering designs, (vi) radioactive handling, and experimentation,
          (vii) radioactive QC method development such as IRF, ITLC and HPLC,
          (viii) radioprotectants, (ix) radioactive package engineering, and (x) radiopharmaceutical aseptic filling and packaging.

          "MIP Background Technology" shall mean all MIP proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which MIP owns or uses in performing under this Agreement, or which is licensed to MIP and which is in existence in the form of a writing, prototype or can otherwise be demonstrated to be the property of MIP.

     (b) All right, title and interest in and to the Nordion Background Technology shall remain the property of Nordion. All right, title and interest in and to the MIP Background Technology shall remain the property of MIP. Nordion and MIP agree that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice solely by Nordion in the performance of this Agreement, except to the extent that it relates to Nordion Background Technology or improvements to Nordion Background Technology (in which case it shall be owned by Nordion), shall be the sole and exclusive property of MIP. Nordion hereby assigns (except to the extent owned by to Nordion pursuant to this clause (b) or licensed to Nordion by a third party) to MIP all right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.

     (c) Nordion and MIP agree that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice jointly by Nordion and MIP in the performance of this Agreement shall be owned jointly by MIP and Nordion and each of Nordion and MIP shall have the right to exploit, for any purpose they determine in their sole discretion, such jointly owned property without restriction and without any further compensation due to the other party.

     (d) Except as expressly set out herein nothing in this agreement transfers or licenses any right, title or interest to MIP Background Technology or Nordion Background Technology

     This section shall survive the termination of this agreement for any reason including termination or expiration of term, and completion of the Project.

7.   MIP PROPRIETARY INFORMATION

     All data, information, or technology supplied to Nordion by MIP to assist Nordion in carrying out its obligations hereunder, shall remain the property of MIP and shall be returned by Nordion to MIP upon termination or expiration of this Agreement.

8.   DISCLOSURE OF TECHNOLOGY

     It is agreed that disclosure of data, information or technology by Nordion or MIP, to the other, during the Project shall not, except to the extent granted herein, constitute any grant, option or license under any patent, technology or other rights, held by Nordion or MIP, as the case may be.

9.   PROGRAM MANAGERS

     Within thirty (30) days after the execution of this Agreement, the parties shall each designate a Program Manager, who shall be responsible for coordination and monitoring performance under this Agreement. The Program Managers shall meet at least monthly (or more frequently as either party might reasonably request), at locations to be agreed or by telephone for the purpose of reviewing the status of the project and to assess progress against the milestones and activities set forth in Schedule A. Nordion will provide reasonable detailed written reports to MIP on a monthly basis setting out the progress against milestones as set out in Schedule A. In addition, at the end of each of the Phases described in Schedule A, a stage gate meeting will take place and a report will be issued and approved by both parties, such approval not to be unreasonably withheld.

10.  CONFIDENTIALITY

     During the term of this Agreement and for a period of ten (10) years thereafter, Nordion and MIP shall respectively maintain in confidence, and not disclose to others for any purpose, other than to its employees or agents (which agents shall enter into confidentiality agreements incorporating similar terms as set forth herein or be otherwise reasonably acceptable to the other party) with a need to know such information to perform such party's obligations hereunder, all non-public proprietary or confidential information disclosed to such party by the other party, whether disclosed orally, in writing or via other media or tangible form, including but not limited to the Nordion Background Technology, MIP Background Technology and respective improvements thereto, process design, formulas, material samples, drawings, reports, regulatory information, business information and proposals, forecasts, business strategies, financial information and marketing plans ("Confidential Information"). This obligation of confidentiality shall not apply to the extent that it can be established by the party in receipt of such information, that the Confidential Information:

     i)   was already known to the receiving party at the time of disclosure;

     ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure;

     iii) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving party through no act or omission of the receiving party;

     iv) was disclosed to the receiving party by a third party who was not known to the receiving party to have obligations restricting disclosure of such information; or

     v) was independently developed by the receiving party without any use of Confidential Information of the disclosing party.

     Each party agrees that it will take the same steps to protect the confidentiality to the other party's Confidential Information as it takes to protect its own proprietary and confidential information, which shall in no event be less than commercially reasonable steps. Each party, and its employees and agents, shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement or with the other party's written consent, the other party's Confidential Information. Notwithstanding the forgoing, the receiving party may disclose the Confidential Information if compelled to do so by judicial process or order of a court or tribunal of competent jurisdiction, provided however that in such case the receiving party shall as soon as is reasonably possible upon receiving notice that disclosure is or may be required, give written notice by facsimile and overnight courier to the other party, so that such other party may seek a protective order or other remedy from such court or tribunal.

     This section 10 shall survive termination or expiration of this Agreement, and completion of the Project in accordance with its terms.

     Notwithstanding the foregoing, Nordion acknowledges and agrees that, as and to the extent required pursuant to applicable laws, rules or regulations, MIP or Nordion may disclose this Agreement to this U.S. Securities and Exchange Commission or Canadian Exchange Commission, the FDA and any other applicable regulatory authority or agency. MIP or Nordion, as the case may be, agrees to request confidential treatment of the financial provisions, and any other provisions it deems reasonably appropriate for confidential treatment, where available from such regulatory authority or agency.

11.  INDEMNITY

     Nordion and MIP, as the case may be, shall defend, indemnify and hold harmless the other from and against any and all costs, claims, judgments or other expenses, (including reasonable attorney fees), arising as a result of damages claimed by third parties, in tort, contract or other legal theory, occasioned by Nordion's or MIP's negligence or that of their respective employees or agents, in carrying out their obligations hereunder. This section shall survive termination or completion of this Agreement.

     A party (the "Indemnitee") intending to claim indemnification under this Agreement shall promptly notify the other party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor shall be entitled to control the defense of and/or settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor; provided, however any settlement of such claims shall require the Indemnitee's prior written consent unless such settlement includes a full release of the Indemnitee, in which case no consent shall be required. The Indemnitee and its directors, officers, employees and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligations, to be represented by counsel of its own selection and at its own expense.

12.  NOTICE

     Any notice to be sent to a party hereunder shall be forwarded to:

     Nordion at: 447 March Road
                 Kanata, Ontario, Canada
                 K2K 1X8

     Attention:  Associate General Counsel
                 cc: Program Manager

     MIP at:     160 Second Street,
                 Cambridge Massachusetts,
                 02142, USA

     Attention:  Chief Operating Officer

     Any notice required or authorized to be given by a party to the other in accordance with the provisions of this Agreement shall, unless otherwise specifically stipulated, be in writing and delivered personally, by telegram or electronic facsimile and confirmed by registered mail.

13.  ASSIGNMENT

     Neither Nordion nor MIP shall assign any portion of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. Nordion shall be entitled to subcontract to third parties any of its obligations set out in this Agreement in order to carry out the Project; provided, however, that Nordion may not subcontract any portion of this Agreement unless such subcontractor shall agree to be bound by the provisions hereof pertaining to ownership of work performed and confidentiality. Notwithstanding the foregoing, a party may assign this Agreement and all of its rights and obligations hereunder to any affiliate or to any third party in connection with the transfer or sale of all or substantially all of its business to which it relates, or to which it may transfer all or substantially all of its assets, or in the event of its merger, consolidation, change in control or similar transaction, without obtaining the prior consent of the other party.

14.  COMPLIANCE

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                                       11


     The Project shall be carried out in compliance with all applicable laws, by-laws, rules, regulations and orders of federal, provincial or municipal governments or manifestations thereof.

15.  NON WAIVER

     Failure by either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not affect either party's rights in the event of any additional breach.

16.  FORCE MAJEURE

     Neither party hereto shall incur any liability to the other in the event that it is prevented or delayed in the performance of its obligations hereunder solely by an event of force majeure. For the purpose of this Agreement "an event force majeure" shall mean any cause of delay beyond the reasonable control of the party liable to perform unless conclusive evidence to the contrary is provided and shall include, but not by way of limitation, acts of God, flood, power failure, fire, explosion, accident, war, revolution, riot, civil, commotion, acts of public enemies, blockage, embargo, failure, inability or incapacity of suppliers to have available for supply sufficient raw materials, equipment or machinery, interruption or delay in transportation, strikes, lockouts, riots, sabotage or other labor disruption. The party subject of the event of force majeure shall exert commercially reasonable efforts to eliminate, overcome or cure such event and to resume performance of its obligations.

17.  PUBLICITY

     The parties agree that, except as set forth in this Agreement and as may otherwise be required pursuant to applicable laws, rules, regulations or orders, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event either party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. A copy of any proposed press release shall be provided to the other party at least ten (10) business days prior to any proposed release.

18.  APPLICABLE LAW

     This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario, Canada, without reference to its conflicts of laws. The venue for any legal proceeding arising out of this Agreement shall be in the Province of Ontario, Canada

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                                       13


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinabove written.

                                        MDS NORDION, a division of MDS (Canada)
                                        Inc.


                                        By: /s/ Chris Wagner
                                            ------------------------------------


                                        Molecular Insight Pharmaceuticals, Inc.


                                        By: /s/ John E. McCray
                                            ------------------------------------

                                   SCHEDULE A

   Project Description (Scope of Work), Work Schedule and Project Deliverables

                                  SCOPE OF WORK

This Schedule will serve as the Scope of Work for the tasks related to the development of the I-131 MIBG process and dose configuration in order to establish the feasibility of;

          a.   a 5 curie batch size

          b.   a terminally sterilized radiotherapeutic product configuration

          c. an up to 15 mL fill volume in order to use of an existing Nordion packaging

          d. freezing of final product to enhance stability, provided that the formulation and vial are suitable for freezing.

          e. a suitable radioprotectant to achieve a 5 day shelf life from the day of production

          f. a maximum dose activity of 200 mCl at three (3) days after the day of manufacture.

          g. a free Iodine specification will be less than or equal to 5% at expiration.

The project will require the establishment of a facility and four distinct phases as described below

FACILITY ESTABLISHMENT:

This phase Includes the set up of a development facility in two cells. Cells 41 and 42 will be secured for this development work. These cells are equipped with Iodine ventilation systems and are heavily shielded permitting full scale (up to 5Ci) I-131 MIBG testing. These cells will also physically accommodate an autoclave. The cells will be wired to accommodate the required process equipment. This facility will not be capable of producing GMP sterile or low endotoxin product.

PHASE I SET UP PROCESS AND ESTABLISH BASELINE

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                                       15


MIP will communicate Ultratrace I-131 MIBG technology from MIP to Nordion including single dose formulation and assay development work, development test results and complete assay validations.

MIP is required to provide sufficient Ultratrace(TM) precursor and reference standard for each phase of the development. The technology transfer will require meetings between the MIP and Nordion and may require site visits by MIP's technical experts. All meetings, and any materials used in or generated as a result of such meetings, and all information discussed in such meetings, are deemed Confidential Information pursuant to the Agreement.

Perform several dose formulations in accordance with the reaction conditions prescribed in the MIP procedure and verify QC methods.

Conduct stability testing up to ** using material from the MIP formulation. It is expected that a new ITLC method will need to be established.

Nordion will prepare and deliver to MIP a written report (the "Phase I Stage Gate Report") upon completion of Baseline Runs and Assay Verification, which report shall set forth the completion of Phase I and the associated milestone payment. Nordion and MIP agree to have a meeting at the end of Phase I to review and finalize the Phase I Stage Gate Report.

PHASE 2 131 -I MIBG STABILITY OPTIMIZATION BASED ON A 15 ML DISPENSE VOLUME

Nordion to carry out feasibility and optimization experiments to determine the optimal dose formulation and batch process conditions.

Optimization of product stability in final dose form will be performed using Tellurium derived I-131 to expedite development.

Using the established stability indicating assays, determine the best configuration by testing 3 different radioprotectants at 3 different concentrations with 3 different activity concentrations. This work would be done with triplicate reactions and duplicate samples.

Each formulation will be tested for stability out to ** at room temperature, 40 degrees and negative 70 degrees per ICH guidelines.

As part of this phase, Nordion will perform a minimal vial breakage study to determine if the formulation and vial are suitable for freezing.


* confidential treatment requested *

Nordion will prepare and deliver to MIP a written report (the "Phase 2 Stage Gate Report") upon completion of the Optimization Stability 15 mL Fill Study, which report shall set forth the completion of Phase II and the associated milestone payment. Nordion and MIP agree to have a meeting at the end of Phase II to review and finalize the Phase 2 Stage Gate Report.

PHASE 3 ACTIVITY CONCENTRATION OPTIMIZATION STABILITY (AT 25 ML IF REQUIRED).

Note: This work is not part of this Project but is estimated to take **. It has not been priced out at this time and this new dose size would require a new transportation container.

Further refinement of the activity concentration may be required to optimize the total activity per dose if requested by the customer. This work would utilize the best radioprotectant configuration determined in the initial optimization and may require the use of a larger vial size to achieve the minimum acceptable dose activity and the required product stability.

Experiments would be done at 3 or more different activity concentrations with triplicate reactions, duplicate samples and stability testing at 3 time points.

PHASE 4 PROCESS CONFIRMATION

Scale up to a 5 curie batch size using Fission derived I-131 while simulating production conditions for timing of activities.

Produce three (3) full scale 5Ci I-131 MIBG process runs to verify process capability and product stability. Create and provide master batch record and summary reports. Perform testing for stability out to ** at room temperature, 40 degrees and negative 70 degrees per ICH guidelines. This is not to be considered a GMP process validation.

Complete full batch dispensing and QC testing. Use full activity doses to determine the products stability past shelf life to expiry.

Complete an examination of all product vials post freezing and test Inactive mock product freezing to determine if there are any major Issues with product freezing such as vial breakage.

Prepare written project completion report which shall set forth final payment and be delivered by Nordion to MIP within five days of completion of the "Full Activity Confirmation Runs" and "Vial Breakage Study".

The duration of the Project is estimated to be ** from the Effective Date.


* confidential treatment requested *

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                                       17


                                      NOTES

1. It is assumed that the current technology as developed by MIP can be replicated and the supplied assays are fully developed or validated. If assays require further development, the project price and schedule could be impacted.

2. Further dose size optimization: If the 15 mL fill volume is not achievable, subsequent experiments can be conducted at a 25 mL fill in a 50 ml vial. This would require a new transport package and would require further development. The cost of a new transport package is not part of this project.

3. Tellurium derived I-131 will be used for optimization studies and Fission derived I-131 will be used for the final full activity confirmation runs.

4. A stage gate methodology has been assumed and a ** period has been allocated between stages for facility recovery and customer interactions. Delays in decision making, at stage gates, beyond ** could result in an overall project delay. Findings from each stage gate could result in a reevaluation of the Project scope and budget. Minutes from the meeting will be signed off by both parties and Issued as a report.

5. This estimate covers the development of the product and process but does not cover the cost of formal validation in accordance with GMP's. These requirements would be provided for in a separate estimate and would be conducted In the final clinical GMP facility.

6. Use of the radioprotectant PVP is under license to Nordion and Nordion has the right to use such radioprotectant PVP pursuant to this Agreement without any encumbrances upon MIP or Its Ultratrace MIBG product. MIP will not be obligated to pay any royalties to any third party in connection with Nordion's use of radioprotectant PVP.

7. No binding assay has been developed by MIP and further development of a binding assay by Nordion would require additional development and increase the estimated cost and duration of the project and is not part of the scope of the Project


* confidential treatment requested *

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                                       18


                                  WORK SCHEDULE

The project is anticipated to take ** depending on the need to continue testing at a 25 mL volume. The following Gantt details the longest anticipated timeline with the inclusion of the 25 mL fill.


          (BAR CHART DEPICTING WORK SCHEDULE BY MONTH APPEARS HERE)


* confidential treatment requested *

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                                       19


                                   SCHEDULE B

                            FEES AND PAYMENT SCHEDULE

1.   Facility Establishment:                                           **
        ** of fee invoiced on Effective Date, of which ** was
        previously paid.
        ** of fee invoiced 30 days after completion of facility
        establishment

2.   Phase 1:                                                          **
        ** of fee invoiced on Effective Date
        ** of fee invoiced on issuance of Phase I Stage Gate Report

3.   Phase 2:                                                          **
        ** of fee invoiced on Effective Date
        ** of fee invoiced on Start of Phase 2
        ** of fee invoiced issuance of Phase 2 Stage Gate Report

4.   Phase 3: TBD (if necessary)

5.   Phase 4:                                                          **
        ** of fee invoiced on Effective Date
        ** of fee invoiced on Start of Phase 4
        ** of fee invoiced issuance of Project Completion Report

           Total:                                                      **

NOTES: 1. Fees are in United States dollars

2. Facility Establishment Fees are non refundable.


* confidential treatment requested *

(MDS NORDION LOGO)
SCIENCE ADVANCING HEALTH

July 14, 2006

Wendy Graham-Coco
Director, R&D Operations
Molecular Insight Pharmaceuticals, Inc.
160 Second Street
Cambridge, MA 02142

Re: Phase II B - Optimization of Aseptic Process for I-131 MIBG

Dear Wendy,

Please find below a detailed scope of work for Phase 2B of our I-131 MIBG development project. Should all the details pertaining to work scope and cost meet your satisfaction, kindly sign and fax this letter to my attention.

I thank you for your help and cooperation in preparing this scope change.

PHASE II B - OPTIMIZATION OF ASEPTIC PROCESS FOR I-131 MIBG

Goal: To determine an optimal formulation of ascorbic acid and gentisic acid concentrations, to support expiry and test scale up of iodination reaction.

Experimental Plan

Below is a tabular breakdown of the experiments, purpose and timeframe for Phase 2B. A Phase 2B report will also be drafted following completion of the experimental work, and a meeting will be scheduled to discuss results and plan for the next step of the project.

                 EXPERIMENT                              PURPOSE:                      TIME
-------------------------------------------   ------------------------------   -------------------
A. 2Ci run: split to provide                  Justification of concentration         **
   Vial 1. (RT in duplicate): 1.5% Ascorbic   of Ascorbic Acid vs. RCP
      acid/ 1.5% Gentisic acid
   Vial 2. (RT in duplicate): 3% Ascorbic        [ASCORBIC ACID]
      acid/ 1.5% Gentisic acid
   Vial 3. (RT in duplicate): 6% Ascorbic
      acid/ 1.5% Gentisic acid
      (WHEN MADE SHIP 1/2 ML OF VIAL 2 TO
         MIP TO TEST)

DECISION POINT: RESULTS OF EXPERIMENT A DETERMINE THE ASCORBIC ACID CONCENTRATION FOR EXPERIMENT B

B. 2Ci run: split to provide                  Justification of concentration          **
   Vial 1. (RT in duplicate): X% Ascorbic     Gentisic acid
      acid/ 0% Gentisic acid
   Vial 2. (RT in duplicate): X% Ascorbic        [GENTISIC ACID]
      acid/ 3% Gentisic acid

   USE OPTIMAL FORMULATION OF ASCORBIC/ GENTISIC ACID FROM ABOVE EXPERIMENTS A&B & MIP TO DO CELL
                              CULTURE ASSAYS ON OPTIMAL FORMULATION

C. 2Ci run: autoclave optimal formulation     Show again why not autoclave            **
   from above

D. 7Ci run: split to provide                  Test scale up of iodination &           **
   Vial 1. Room Temp, in duplicate: Days      Support Expiry
      0,1, 2, 5 & 7
   Vial 2. -80 'C in duplicate Days 1, 2,
      5 & 7

E. Draft Phase 2B Report & Meeting to                                                 **
   Discuss Results

F. Finalize Phase 2B Report                                                           **



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(MDS NORDION LOGO)
SCIENCE ADVANCING HEALTH

Notes

- QC Testing for experiments A and B will be performed at **, and at various intervals up to ** in order to investigate degradation over time at room temperature.

- Ascorbic acid concentration for Experiment B will depend on results obtained in Experiment A.

- MDSN and MIP agree to review experimental results on a weekly basis and lay out the experimental plan for the following week.

- Only one experiment will be performed at a scale up level. All other experiments will require 2 Ci of I-131

-    Product will be stored at room temperature or - 80 degrees C as indicated.

Timeline

As indicated in the table above, phase 2B will require approximately ** to complete. Should a delay be anticipated, MIP will be notified as soon as possible with an updated timeline.

Price

In accordance with section 3 of the March 22, 2006 Agreement between Molecular Insight Pharmaceuticals and MDS Nordion, work will be performed at the rate of US **.

- A maximum of 4 full time employees may be assigned for the completion of the experimental portion. This will result in a maximum of 160 hours/week, or ** for the completion of experimental work. In addition documentation and reporting fee will apply at the same hourly rate.

- Please note, MIP will only be charged for actual time incurred for the setup and execution of experiments for this project and documentation and report costs.

- The charge rate of I-131 is to be determined and will be documented in a separate communication.

-    Materials and purchases will be invoiced at cost.

Should the conditions in this document meet your satisfaction, kindly sign below and fax a copy to my attention. If you have any questions regarding this plan, please do not hesitate to contact me.

                                       I here by accept the conditions of
                                       this letter.

Best regards,


                                       Signature/Date: /s/ JOHN W BABICH 7/14/06
                                                       -------------------------
                                       Name: JOHN W BABICH

Mihran Zaroukian                       Molecular Insight Pharmaceuticals
Senior Program Manager
Business Development, Medical Isotopes
MDS Nordion

Cc: Phil Larabie



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(MDS NORDION LOGO)

October 11, 2006

Wendy Graham-Coco
Director, R&D Operations
Molecular Insight Pharmaceuticals, Inc.
160 Second Street
Cambridge, MA 02142

RE: AMENDMENT 1 TO THE PROJECT AGREEMENT SIGNED 22 MARCH 2006.

Dear Wendy,

I am pleased to provide you with the following amendment to the I-131 MIBG feasibility and development agreement between Molecular Insight Pharmaceuticals, Inc. ("MIP") and MDS Nordion, a division of MDS (Canada) Inc, signed as of 22 March 2006 ("Feasibility Agreement"). The purpose of this amendment is to evaluate the process developed under this Feasibility Agreement. This work will be required before beginning process validation. Should all the details pertaining to the work being carried out meet your satisfaction, kindly sign both copies and return one to my attention for our records.

PHASE 5 - OPTIMIZATION OF ASEPTIC PROCESS FOR I-131 MIBG

Objective

The scope and objective of this work will be to bridge what has been achieved under the Feasibility Agreement with respect to the final radiopharmaceutical process to be carried out under a new facility and clinical trial supply agreement to be negotiated. As such, several facets of the process need to be optimized.

Experimental Plan

The following tasks will be added to the Feasibility Agreement and carried out as part of Phase 5 of the Feasibility Agreement.

     1. Optimization of reaction apparatus to be used in clinical supply facility (Cell 27)

     2.   Investigate the effects of sterile filtration on the product

     3.   Comparison of commercial CBA column versus expanded column

     4.   Bioburden testing of the drug product

     5.   Activity concentration and pH method transfer to radiopharm team

     6.   QC method technology transfer, based on the final formulations*

     7.   Evaluation of QC equipment suitability for all methods

     8. Transfer knowledge of the entire process from the development team to radiopharm team

*    Certain methods to be validated at MIP. See note below.

At the completion of all tasks, a project completion report will be issued summarizing results.


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Timeline

This work will require ** to complete. Should a delay greater than ** be incurred or anticipated by MDS Nordion, MIP will be notified as soon as reasonably possible with an updated timeline and associated extension of the term of the Feasibility Agreement pursuant to section 2 thereof.

Price

Section 3 of the Feasibility Agreement stipulated an hourly rate of US ** for any additional work under such agreement. However, this amendment contains a new phase which will be priced at a fixed fee and the hourly rate will therefore not apply.

The price for the work outlined for Phase 5 is US **.

The total revised price of the Feasibility Agreement is thus US $**.

Notes:

- A maximum of three full process runs will be performed as part of the verification with the final CBA and sterile filter configurations.

-    Stability tests will not be part of this phase.

- A maximum of 4 full time employees will be assigned for the completion of the experimental portion and any supporting documentation.

- The timeline and price stipulated above do not include a contingency for unexpected work of a material nature. As such, MIP must assume a certain degree of risk and Nordion can not be held liable for any unforeseen delays in the schedule.

- Should work outside the scope of the experimental plan be requested by MIP, a new letter outlining scope and cost will be provided to capture additional work.

- it is assumed that the HPLC methods for radiochemical identity and purity will be developed and validated at MIP and then transferred to Nordion for reproducibility. Should considerable development and validation work be required by Nordion for these methods, the scope of this amendment will be revised.

- The cost of all materials and equipment is included in this price unless stated otherwise.


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(MDS NORDION LOGO)

Payment

Payment terms are as follows:

** of total price for Phase 5 ** upon signature of this agreement.

** of total price for Phase 5 ** upon acceptance by MIP of an amended project completion report.

Should the conditions in this document meet your satisfaction, kindly sign below. If you have any questions regarding this plan, please do not hesitate to contact me.

This amendment shall be effective as of the date of signing by MIP.

All other terms and conditions of the Feasibility Agreement shall continue to apply.

MDS Nordion, a division of MDS
(Canada) Inc.


by: /s/ Illegible
    ---------------------------------


Molecular Insight Pharmaceuticals,
Inc.
hereby agrees this 17th day of
OCTOBER, 2006.


By: /s/ John W. Babich
    ---------------------------------
70625


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                           Schedule A: Phase 5 Summary

Work in Phase 5 is being undertaken by several groups at MDS Nordion notably, Process and Product Development (Development), Quality Control (QC), Microbiology (Micro) and Engineering. The plan is composed of three main sections. Below is a breakdown with estimated durations for each section.

A)   Process Development **

     a.   CBA column finalization: commercial versus expanded column
          (Development)

     b.   Filtration testing: effect of filtration on the product (Development).

     c. Conversion of current experimental apparatus into clinical supply facility cell 27 (Engineering).

B)   Quality Control **

This work is done in parallel with Process Development, the products produced in development will be used to supply testing material for the QC methods being tested. As such, additional process runs may be scheduled, even after section A is completed in order to supply Azedra for QC method testing. Note these are not validations of these methods. The HPLC methods being tested are assumed validated at MIP, and this timeline is estimated with no major modifications to the method. The Bioburden method requires a final configuration and choice of CBA and filter, which should be completed in section A.

     a.   HPLC method for Radiochemical purity, identity (Development/QC).

     b.   HPLC method for concentration of excipients (Development/QC).

     c.   Bioburden testing of intermediate drug product (Micro/Development).

     d.   All other QC tests (pH, activity etc), (Development).

     e.   Transition over all methods to QC team (Development, QC, Micro).

C)   Process confirmation **

Once all parameters have been finalized, 3 confirmatory runs will be performed to ensure robustness of the process and testing methods.

The overall project is estimated at **, which is primarily dependant on the successful transfer of validated QC methods, and the completion of CBA and filtration testing.

Estimated Phase 5 plan

                                                Overall Timeline Estimated at 8 Weeks
                                               --------------------------------------
Process Development
   - CBA column, Filtration                                  **
   - Apparatus for cell 27 including                         **
     - Designing prototype
     - Commissioning
   - Supply material for QC methods                          **
-------------------------------------------------------------------------------------
QC Methods
   - HPLC method testing                                     **
   - Bioburden testing                                       **
   - Other QC methods                                        **
-------------------------------------------------------------------------------------
Process Run
   - Process Runs                                            **
   - Transition to QC                                        **


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